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                                                                  EXHIBIT 99.1


                    [TERAGLOBAL COMMUNICATIONS LETTERHEAD]


For Immediate Release

               TERAGLOBAL COMMUNICATIONS COMPLETES PRIVATE PLACEMENT
                       --RAISES $7.3 MILLION IN STOCK SALE,
                POTENTIAL FOR ADDITIONAL $5.3 MILLION IN WARRANTS--

San Diego, California, June 23, 2000. TeraGlobal Communications Corp. (NasdaqNM:TGCC) today announced that it has completed a private placement of its common stock with a group of European institutional investors.

     "The majority of the proceeds will be used to accelerate market penetration of our new TeraMedia 2.0 product," said David Fann, Chief Executive Officer. "This funding allows us to enhance our sales and marketing efforts in core target markets and to continue to explore additional strategic options for leveraging our proprietary UCCA communications technology."

     Under terms of the private placement, the company issued approximately
2.7 million shares of common stock for $7.3 million, raising the total outstanding shares to 22.7 million. In addition, the company issued warrants to purchase an additional 1.3 million common stock shares with an approximate total value of $5.3 million, if exercised.

TeraGlobal Communications Corp. is a communications technology company. The company has developed a next generation network -- the Unified Computing and Communications Architecture -- that combines data with traditional communication networks, such as the telephone and video collaboration, over a single network. TeraGlobal's TeraMedia-TM- software-based solution guarantees real-time, two-way simultaneous voice, video and data-based communication and collaboration over a single high-speed network saving customers time and money, enhancing workflow efficiency and personal productivity.

STATEMENTS MADE IN THIS NEWS RELEASE ARE FORWARD-LOOKING AND INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD LOOKING STATEMENTS AND WILL DEPEND UPON A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, INVESTORS' ABILITY TO COMPLETE PROPOSED PRIVATE PLACEMENT TRANSACTIONS, MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, AND THOSE DISCUSSED IN PRIOR SEC FILINGS, PRESS RELEASES AND OTHER PUBLIC FILINGS OF THE COMPANY.

Contacts:   TeraGlobal Corporate Relations      Pondel/Wilkinson Group
            Bert Creighton (Media)              Investor Relations
            Darren Seed (investors)             E.E. Wang
            investor@teraglobal.com             eewang@pondel.com
            (858) 404-5500                      (310) 207-9300
            www.teraglobal.com                  www.pondel.com